		Exhibit 21.01

SUBSIDIARIES OF OCEANEERING INTERNATIONAL, INC.

Subsidiaries	Percentage of Ownership by Oceaneering International, Inc.	Jurisdiction of Organization
Oceaneering Angola, S.A.	45%	Angola
Oceaneering Australia Pty Limited	100%	Australia
Marine Production Systems Do Brasil Ltda.	100%	Brazil
Grayloc Products Canada Ltd	100%	Canada
Marine Production Systems, Ltd.	100%	Delaware
Oceaneering Canada, Ltd.	100%	Delaware
Oceaneering International Holdings LLC	100%	Delaware
Oceaneering Mobile Workforce LLC	100%	Delaware
Solus Ocean Systems, Inc.	100%	Delaware
Oceaneering Equatorial Guinea, S.A.R.L.	65%	Equatorial Guinea
Oceaneering Ghana Limited	80%	Ghana
Oceaneering Holdings Sarl	100%	Luxembourg
Oceaneering Solus (Malaysia) SDN. BHD.	49%	Malaysia
Oceaneering Geomar, S. de R.L. de C.V.	100%	Mexico
Oceaneering International, S.A. de C.V.	100%	Mexico
Oceaneering AGV Systems B.V.	100%	Netherlands
Oceaneering Services (Nigeria) Ltd.	40%	Nigeria
Oceaneering AS	100%	Norway
Oceaneering Asset Integrity AS	100%	Norway
Oceaneering Rotator AS	100%	Norway
Oceaneering Holdings Sarl Saudi Arabia Limited	100%	Saudi Arabia
Oceaneering Senegal SARL	100%	Senegal
Oceaneering International PTE Ltd.	100%	Singapore
Oceaneering International GmbH	100%	Switzerland
Grayloc Products L.L.C.	100%	Texas
Oceaneering International Dubai, L.L.C.	49%	United Arab Emirates
Oceaneering Mobile Workforce Limited	100%	United Arab Emirates
Oceaneering OIS Company - W.L.L.	49%	United Arab Emirates
Ecosse Subsea Limited	100%	United Kingdom
Grayloc Products Ltd.	100%	United Kingdom
Oceaneering International Services Limited	100%	United Kingdom
Oceaneering Services Overseas Limited	100%	United Kingdom
Marine International Ltd.	100%	Vanuatu
Oceaneering Marine Technologies, Ltd.	100%	Vanuatu